Digitiliti Reports 153% Revenue Growth for Three Months Ending

March 31

St. Paul, MN (May 29, 2009) – Digitiliti, Inc. (Pink:DIGI), a rapidly growing company that provides market changing on-line data management solutions to enterprise class businesses, reported significant growth in revenues and gross margins for the quarter ended March 31, 2009.

In its 10Q filing with the SEC, the Company reported revenue for the quarter ended March 31, 2009, of $860,279, a 153% increase from the $563,206 in revenue reported for the same quarter a year ago.  Gross Margins increased 193% to $397,874 in the quarter compared to $135,585 in the same quarter one year ago. The Company said that a factor in the gross margin increase was more efficient pricing gained by emphasis placed on selling to larger profile customers. A second factor was the Company’s success in actively pursuing operating cost reductions.

Digitiliti (www.digitiliti.com) attributes its sales growth directly to an increase in the number of customers under contract and the resulting terabytes of data added, combined with the data growth of the existing customer base.  The customer base grew 9% in the quarter ended March 31, 2009.  Digitiliti experienced a 34% increase in the customer base in the quarter ended March 31, 2009, over the same quarter one year ago.

For the quarter ended March 31, 2009, the Company reported a net loss of $1,590,752 or $0.05 per share, compared to a net loss of $1,797,881 or $0.07 per share for the same period one year ago, a 29% reduction per share.  The Company has invested significant resources into research and development to expand its “digitiliti” product offering by developing a new generation of storage and information management software.  As a result, the Company expects to experience an expanded customer base and increased gross margins along with faster revenue growth.  The Company is actively managing new product release timelines.

About Digitiliti:

Digitiliti, based in St. Paul, Minnesota, is a pioneer and technology leader in the on-line data management business.  Digitiliti’s fast growth results from its focus on providing SMB/SME companies with easy to use enterprise class features including rapid file restoration, comprehensive file management for compliance and off-site data protection.

Forward Looking Statements:

This release contains forward-looking statement.  Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Company may not proceed as contemplated.  These statements are made based upon current expectations that are subject to risk and uncertainty.  The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Further discussion of risk factors can be found in the Company’s Form 10 Registration Statement filed with the Securities & Exchange Commission, in Item 1A, at http://www.sec.gov.

Contacts:

Digitiliti, Inc.

Kris Caulfield, 651-925-3203